Exhibit 10.37

LEASE

THIS INDENTURE of Lease made and entered into as of this 25 day of June, 1998, by and between FT. MOTTE PARTNERS, L.L.C., a South Carolina limited liability company having an office c/o C.H. Evans, PO Box 1686, Orangeburg, South Carolina 29116 hereinafter referred to as “Lessor”, and CENDANT OPERATIONS, INC., a Delaware corporation, having an office at 6 Sylvan Way, Parsippany, New Jersey 07054, hereinafter referred to as “Lessee”.

W I T N E S S E T H:

WHEREAS, Lessor is the owner the certain tract of unimproved real property located in the state of South Carolina, Orangeburg County, City of Orangeburg, which real property is more particularly described by the legal description attached hereto as Exhibit A and made a part hereof (“Real Property”);

WHEREAS, Lessor intends to develop the Real Property into a business park named Carolina Regional Park (the “Park”), which development shall be pursuant to the final approved site plan attached hereto as Exhibit B (“Site Plan of Carolina Regional Park”);

WHEREAS, Landlord intends to construct, to Tenant’s specifications, on a portion of the Real Property a one story office/reservation center containing approximately 37,000 square feet (the “Building”) and ancillary parking facilities for Lessee’s exclusive use having approximately 300 parking spaces;

WHEREAS, The Building will be known by the street address 179 Regional Parkway;

WHEREAS, Tenant desires to lease the Building, the ancillary parking area, and all appurtenances thereto all as more particularly described by the legal description attached as Exhibit C and made a part hereof, together with the non-exclusive right of ingress and egress over and across Regional Parkway as set forth in Section 41 below (collectively, the “Premises”).

NOW, THEREFORE, Lessor and Lessee hereby agree as follows:

1. PREMISES: (a) Upon the Substantial Completion (defined in subsection (f) below) of construction of the Building, Lessor shall lease the Premises to Lessee, for the term and subject to the agreements, conditions and provisions contained herein.

(b) As soon as possible after the completion of construction of the shell of the Building, Lessor’s architect, Walsh, Hatem, Nelson Architects of Charlotte, North Carolina shall compute, and certify to Lessor and Lessee, the total square feet of rentable area contained therein (but in no event shall the area exceed 37,000 square feet without the prior written consent of Lessee).

2. CONSTRUCTION OF THE BUILDING: (a) Lessor, at its expense, will complete construction of the Building substantially in accordance with the final plans and specifications approved by Lessor and Lessee (collectively, the “Plans”). Lessor and Lessee acknowledge that they have reviewed the preliminary plans described on Exhibit D (“Preliminary Plans”). Lessor agrees that the Preliminary Plans will be revised, at Lessor’s cost, as noted on Exhibit D-l (with such additional minor revisions as required by Lessee) and shall be subject to Lessee’s prior written approval before any such Preliminary Plans are deemed final. Lessor shall perform all such work (the “Work”) in a good and workman like manner. All building components and equipment provided by Lessor pursuant to this Lease and the Plans shall be new Lessor hereby warrants & guarantees all work (including improvements & equipment for a period of one year).

(b) Lessor represents to Lessee that Lessor has received all final site plan approvals, zoning approvals, building permits and other governmental approvals required in order for Lessor to commence and complete construction of the Premises pursuant to the Plans.

(c) Lessor shall, at its sole cost and expense, file the Plans, in such form as may be necessary, with the appropriate governmental agencies. Lessor, in performing the Work, shall comply with all laws, ordinances, rules and regulations of the United States Environmental Protection Agency, the United States Occupational Safety and Health Administration and all other laws of all federal, state or local agencies having jurisdiction over the Premises (collectively, the “Laws”).

(d) Lessor will use best efforts to ensure that the Premises are Substantially Complete pursuant to the Plans and ready for Lessee’s occupancy by no later than Dec. 15, 1998 (“Outside Date”). Lessor will cause the Work to be performed during overtime periods, at Lessor’s sole expense, to the extent necessary for the completion of Lessor’s Work in the time specified therefor. If, solely by reason of the acts of Lessor, its agents and employees, the Premises shall not be Substantially Complete by the Outside Date, then Lessor shall be required to pay Lessee $2,500 per day for each day beyond the Outside Date that the Work shall not be Substantially Complete pursuant to this Lease and the Premises shall not have been delivered to Lessee.

(e) During the construction of the Premises and the performance of Lessor’s Work, Lessee, its agents and employees, representatives, contractors and subcontractors, shall be afforded access and entry to the Premises at all reasonable hours for the purpose of inspecting and verifying the performance of Lessor’s Work, and for the installation of partitions and related furnishing systems. No such entry or access or Work by Lessee shall operate to constitute an entry or occupancy accelerating the Commencement Date.

(f) Substantial Completion of the Building and Premises shall not be deemed to have been achieved and the Commencement Date will not be deemed to have occurred, until (i) all Work is complete pursuant to the Plans, subject only to minor or insubstantial details of construction or mechanical adjustment, the non-completion of which does not interfere with Lessee’s use of the Building for the conduct of Lessee’s business; (ii) final unconditional acceptance of the Work by all governmental authorities having jurisdiction; (iii) the issuance of a final Certificate of Occupancy from the City of Orangeburg; and (iv) Lessor shall have installed new exterior locks/hardware, reasonably acceptable to Lessee, on all exterior doors and delivered at least two (2) keys for each lock to Lessee. Lessor shall not deliver any keys to the Premises to anyone other than Lessee. In addition, Substantial Completion shall not be deemed achieved until all ceiling and lighting are in and operative; all walls and partitions have been erected, with doors and hardware installed, and have received final painting or wall coverings; flooring has been installed, cleaned and buffed; air conditioning, plumbing and electrical systems have been installed and are in good working condition; debris caused by Lessor’s trades and others have been removed; the Premises have been cleaned and are in good condition.

(g) Lessor shall give Lessee at least thirty (30) days’ prior written notice of the anticipated date of Substantial Completion. Lessor shall also deliver to Lessee a copy of the permanent final Certificate of Occupancy permitting Lessee to lawfully occupy the Building, promptly following Lessor’s receipt thereof.

(h) Prior to taking occupancy, Lessee shall notify Lessor in writing of any “punchlist” or other corrective work required to be completed by Lessor. Lessor shall complete such punchlist and corrective work, to Lessee’s reasonable satisfaction, within thirty (30) days of Lessor’s receipt of such notice. Lessor shall remain liable for latent defects and construction defects after Lessee takes occupancy.

(i) At its sole cost and expense and as part of the Cost of Work (defined in subsection (j) below), Lessor shall procure or cause to be procured and maintained during the construction of the Building, builder’s risk insurance insuring the Building and all other improvements constructed on the Premises against fire, the perils insured under the standard form extended coverage endorsement, vandalism and malicious mischief in the full amount of the cost of construction. In the event the Building or Premises shall be damaged or destroyed by fire or other casualty, Lessor shall repair or restore the damaged Building as provided in the Plans. Lessor shall promptly commence such repairs and this Lease shall be unaffected except that the Commencement Date shall be extended until the Building is Substantially Complete, provided, however, if Lessor has not Substantially Completed the restoration of the Building in accordance with the terms hereunder within four (4) months after the date of the casualty, the Lessee shall have the right to terminate this Lease within thirty (30) days after the giving written notice of such termination to Lessor and, unless the restoration of the Building and all other improvements are Substantially Complete within such thirty (30) day period, the parties shall have no further obligations, one to the other.

3. TERM: This Lease is for a term of ten (10) years (the “Term”) to begin on December 12, 1998 provided that Lessor has achieved Substantial Completion of the Building (defined in Section l(f))(the “Commencement Date”) and to end on the last day of the month in which the ten (10) year anniversary of the Commencement Date occurs (“Expiration Date”), unless such term shall sooner cease and expire as hereinafter set forth. The Commencement Date may be earlier than December 12, 1998 provided (i) Lessor shall give Lessee three (3) months’ advance written notice; (ii) the Building shall be Substantially Complete and (iii) the actual Commencement Date shall be acceptable to Lessee.

Upon request of either Lessor or Lessee, the parties will execute a Commencement Date Agreement memorializing the Commencement Date of this Lease.

4. EXTENSION OPTION I:

(a) If this Lease has not previously come to an end, Lessee is hereby granted an option to extend the term of this Lease for a term of five (5) years, hereinafter referred to as “Extension Option I”, to commence on the day following the expiration of the term hereof, upon the annual rent for said Extension Option I term of the lower of (i) $8.00 per square foot or (ii) Fair Market Rental (defined below) of the Premises at the commencement of such Option term, and upon the same terms and conditions as in this Lease contained, provided that Lessee shall give Lessor three (3) months’ written notice (“Option Notice”) prior to the expiration of the then current term hereof of Lessee’s election to exercise such option.

(b) Fair Market Rental. (i) “Fair Market Rental” shall mean the rate being charged to tenants renewing existing leases for comparable space in Orangeburg, taking all relevant factors into consideration. Fair Market Rental as of the commencement date of each Extension Option shall be determined by Lessor and Lessee not later than thirty (30) days after Lessor’s receipt of the Option Notice, subject to appraisal as hereinafter provided. Should either party elect to seek appraisal and should the appraisal not be concluded prior to the commencement date of each Extension Option, Lessee shall pay the then current Lease rent to Lessor. If the amount of the Fair Market Rental as determined by appraisal is greater than or less than the rent theretofore paid by Lessee, then any adjustment required to adjust the amount previously paid shall be made by payment by the appropriate party within ten (10) days after such determination of Fair Market Rental.

(ii) If Lessor and Lessee are unable to agree timely on the Fair Market Rental, then either party may submit the dispute to appraisal. The appraisal shall be conducted as follows:

(a) The party requesting appraisal (“Requestor”) shall make demand for appraisal, specifying therein the name and address of the person to act as the appraiser on such party’s behalf. The appraiser shall be an M.A.I. real estate appraiser with at least five (5) years full-time commercial appraisal experience who is familiar with the Fair Market Rental of similar properties in Orangeburg. Within ten (10) days after the service of the demand for appraisal, the non-requesting party (“Non-Requestor”) shall give notice to Requestor specifying the name and address of the person designated by Non-Requestor to act as appraiser on its behalf, which appraiser shall be similarly qualified. If the Non-Requestor fails to notify Requestor of the appointment of its appraiser, within or by the time specified, then the appraiser appointed by Requestor shall be the appraiser to determine the Fair Market Rental for the Premises.

(b) If two (2) appraisers are chosen pursuant to subsection (b) (ii) above, the appraisers so chosen shall meet within ten (10) days after the second appraiser is appointed and shall appoint a third appraiser, who shall be a competent and impartial person with qualifications similar to those required of the first two appraisers pursuant to subsection (b)(ii) (a) above. If they are unable to agree upon such appointment within five (5) business days after expiration of such ten (10) day period, the third appraiser shall be selected by the parties themselves. If the parties do not agree on the third appraiser within five (5) business days after expiration of the foregoing five (5) business day period, then either party, on behalf of both, may request appointment of such a qualified person by a court of competent jurisdiction The three appraisers shall decide the dispute, if it has not been previously resolved, by following the procedures set forth below. Each party shall pay the fees and expenses of its respective appraiser and both shall share the fees and expenses of the third appraiser. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(c) The Fair Market Rental shall be fixed by the three (3) appraisers in accordance with the following procedures. Each of the appraisers selected by the parties shall state, in writing, his or her determination of the Fair Market Rental supported by the reason therefor and shall make counterpart copies for each of the other appraisers. The appraisers shall arrange for a simultaneous exchange of such proposed resolutions within ten (10) business days after appointment of the third appraiser. If either appraiser fails to deliver to the other appraisers his or her determination within such ten (10) business day period, then the determination of the other appraisers shall be final and binding upon the parties. The role of the third appraiser shall be to select which of the two proposed resolutions most closely approximates his or her determination of Fair Market Rental. The third appraiser shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he or she chooses as that most closely approximating his or her determination of the Fair Market Rental shall constitute the decision of the appraisers and shall be final and binding upon the parties.

(d) In the event of a failure, refusal or inability of any appraiser to act, his or her successor shall be appointed by him or her, but in the case of the third appraiser, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third appraiser. The appraisers shall attempt to decide the issue within ten (10) business days after the appointment of the third appraiser. Any decision in which the appraiser appointed by Lessor and the appraiser appointed by Lessee concur shall be binding and conclusive upon the parties.

(e) The appraisers shall render the decision and award in writing with counterpart copies to each party. The appraisers shall have no power to modify the provisions of this Lease.

5. EXTENSION OPTION II: If this Lease has not previously come to an end, Lessee is hereby granted the further option to extend the term of this Lease for an additional term of five (5)years, hereinafter referred to an Extension Option II, to commence on the day following the expiration of the term of Extension Option I, upon the annual rent for said Extension Option II of the lower of (i) $8.80 per square foot or (ii) Fair Market Rental (defined above) of the Premises at the commencement of such Option term and upon the same terms and conditions as in this Lease contained (other than any further option to extend the same); provided that Lessee shall give Lessor three (3) months’ written notice prior to the expiration of the Extension Option I term hereof of Lessee’s election to exercise such option.

6. RENTAL: (a) Base Rent: Lessee agrees to pay to Lessor, for the use and occupancy of said Premises Base Rent as follows: (i) for the first consecutive twelve (12) month period starting with the Commencement Date: $7.25 per square foot of the Building; (ii) for the consecutive twelve (12) month period commencing with the first anniversary of the Commencement Date: $7.25 per square foot of the Building; (iii) for the consecutive twelve (12) month period commencing with the second anniversary of the Commencement Date: $7.30 per square foot of the Building; (iv) for the consecutive twelve (12) month period commencing with the third anniversary of the Commencement date: $7.40 per square foot of the Building; and (v) for the consecutive sixty (60) month period commencing with the fourth anniversary of the Commencement Date and ending with the Expiration Date: $7.50 per square foot of the Building.

Base Rent shall be paid monthly in advance, on the first business day of each and every calendar month during the term of this Lease at the address of the Lessor first above set forth or at such other address as Lessor may hereafter designate in writing. At Lessor’s request, Lessee will wire transfer the Base Rent to Lessor provided Lessor furnishes Lessee with written wire transfer instructions as to the particular financial institution and account to which the funds should be directed. If the term of this Lease shall begin or end on a day other than the first or last day of a calendar month, all Base Rent, and additional rent if any, payable hereunder shall be prorated and paid on a daily basis for any such months.

(b) Operating Expenses: Contemporaneously with each monthly payment of Base Rent and following Lessee’s receipt of a monthly invoice from Lessor, Lessee shall also pay “Lessee’s Proportionate Share” of “Common Ground Maintenance Expenses” (defined below) attributable to Carolina Regional Park, provided, however, in no event shall Lessee be required to pay in excess of $.30 per square foot per year for its share of such expenses. Beginning in the third anniversary of the Commencement Date, Common Ground Maintenance Expenses may increase based on the actual cost incurred by Lessor for such expenses, capped at an 8% per year increase.

(i) “Lessee’s Proportionate Share” shall be, from time to time, the proportion which the developable acreage of the Premises described on Exhibit C bears to the total developable acreage of all land within the Park described on Exhibit B which have been sold or leased to all parties including Lessee by Lessor or its successor in title as developer of the Park. Developable acreage shall not include, without limitation, roads, wetlands, common areas.

(ii) Common Ground Maintenance Expenses are limited to (a) the following costs attributable solely to the Premises: landscaping maintenance; parking lot maintenance; trash removal; exterior lighting; parking lot lighting; handicap parking signage; exterior rodent control; and snow removal and (b) the following costs attributable solely to the Park: maintenance and exterior lighting of Regional Parkway; landscaping around monument sign and maintenance of the Park monument sign.

7. REAL ESTATE TAXES: (a) For the term of this Lease, Lessee shall reimburse Lessor for all real estate taxes and assessments levied solely against the demised Premises (“Real Estate Taxes”) applicable to the period of this Lease and theretofore paid by Lessor directly to the municipal taxing authority. Lessee shall make the aforesaid payments to Lessor within thirty (30) days following Lessee’s receipt of an invoice therefor, accompanied by a copy of the real estate tax bill marked “paid” by the taxing authority.

The definition of “Real Estate Taxes” shall exclude, business, sales, profit, corporate, gift, excise, personal property, transfer tax, gains taxes, recording fees, or recording taxes, or other similar taxes. Real Estate Taxes shall also exclude penalties or interest imposed on Lessor by reason of Lessor’s late payment of same to the taxing authorities. Real Estate Taxes shall be calculated as though the Premises were Landlord’s sole asset and the rent, issues and profits derived from the Premises were Lessor’s sole income. If any general or special assessment may be paid in installments, then the assessment should be deemed to have been payable in the maximum number of installments permitted by law.

(b) Lessee may, at its own sole cost and expense, in its own name and/or in the name of the Lessor, dispute and contest any Real Estate Taxes by appropriate proceedings diligently conducted in good faith, and Lessor shall cooperate in such contest. Each refund of any Real Estate Tax previously paid by Lessee shall be paid to Lessee. Lessor shall not, without the prior approval of Lessee, make or enter into or finally agree to any settlement, compromise, or any disposition of any contest, or discontinue or withdraw any contest, or accept any refund, other adjustment or credit of any tax as a result of any contest. Lessee hereby indemnifies and agrees to hold harmless the Lessor from and against any costs, damage or expense, including attorneys’ fees, in connection with any such proceedings. If required in order to protect the Premises during such contest then, Lessee shall post a bond with the taxing authority during the pendency of any such tax contest.

8. INTENTIONALLY OMIT

9. USE OF PREMISES: The Premises may be used for the operation of a reservation/call center, for general office use and, with Lessor’s consent (not to be unreasonably withheld or delayed) and for any other lawful purpose.

10. LESSOR’S REPRESENTATIONS, WARRANTIES & COVENANTS: Lessor represents and warrants to Lessee as follows: as of the date hereof and as of the Commencement Date (a) Lessor has good and merchantable title to the Premises and has the right to lease same; (b) the Premises are free of all mortgages, liens, easements, leases, parties in possession, encumbrances and restrictions, governmental or otherwise (other than customary easements and matters of record which will not prohibit the intended use of the Building; (c) all buildings and other structures to be constructed upon the Premises by or on behalf of Lessor shall comply with all Laws (defined in Section 2(c)), (d) no violations, actions or complaints are pending with regard to the Premises, (e) there is not in effect any zoning ordinance, law, act, rule, code, regulation or provision of any state, municipal or any other governmental department, board, bureau or agency having jurisdiction over, or affecting the Premises, limiting or impeding the use of the Premises for any of the specific uses or purposes set forth in Section 9 hereof, (f) the Premises and improvements are in compliance with all environmental laws, rules, regulations and statutes, including CERCLA (as defined in Section 29 below); (g) the Premises is not, as of the date hereof, subject to any mortgage or security instrument other than that certain first mortgage encumbering the Park recorded in Mortgage Book 675 at Page 891; and (h) as of the Commencement Date, Lessor shall at its expense, cause the Premises to be a separate and independent tax lot.

11. CONDITION OF PREMISES/REPAIRS/SURRENDER: (a) Lessor agrees at the commencement of the term hereof, at Lessor’s cost and expense, to deliver possession of the Premises and Building with all plumbing, heating, ventilation, air conditioning, electrical, mechanical, sewer lines, roof and structure in good order and condition, free of all tenancies and occupancies, “broom clean”, with all improvements properly connected with the public or private utilities required for the use thereof and all sidewalks and curbs in front of the Premises, ail in good order and condition. (The term “improvements” as used in this Article shall in all cases be construed to include, but not limited to, the water, sewer, gas, electrical light and power lines, air conditioning, heating and hot water boilers or the equipment used in place thereof).

(b) Thereafter Lessee shall, at its expense, make all necessary non-structural interior repairs required, except for Lessor’s repairs as hereinafter set forth.

(c) Lessor, at its cost and expense; shall (1) make all structural, roof and exterior repairs and repairs and replacements of the Building and Premises, and parking lot (including striping, re-paving, lighting, signage, repair); (2) make all repairs and replacements to the HVAC (including air filters), mechanical, electrical (including changing all light bulbs and ballasts at Lessor’s sole expense) and other Building systems; (3) provide exterior trash and debris removal and dumpster use; (4) make all repairs to interior Premise plumbing; and (5) perform interior termite, insect and rodent control; (6) window washing of all Building windows once per year, and (7) subject to reimbursement for certain costs pursuant to Section 6(b), perform all maintenance of Regional Parkway to a level at least equivalent to that of public streets and maintain the Park monument sign. Lessor shall promptly respond to and commence to satisfy, Lessee’s repair/replacement requests by no later than two (2) days (*in ease of emergency) following notice from Lessee of the condition requiring repair/replacement. Lessor shall expeditiously and diligently pursue and complete all such repairs and other Lessor remedial work by no later than fifteen (15) days following Lessee’s notice, or such shorter period as shall be reasonable under the circumstances.

*	Same day or next day turnaround

(d) Lessee, at the expiration of the life of this Lease shall deliver up the Premises to Lessor in at least the same condition of repair as they were in when delivered to Lessee, ordinary wear and tear, damage by casualty, changes and additions permitted hereunder, condemnation, matters caused by Lessor’s negligence and Lessor’s obligations hereunder excepted.

12. STATUTES: (a) Lessee agrees that its conduct at the Premises shall not violate any federal or state statute, or municipal ordinance or law affecting Lessee’s manner of use of the Premises. If Lessee shall desire to contest the validity of any statute, rule, order, ordinance, requirement or regulation Lessee may, at Lessee’s own cost and expense, carry on such contest and such noncompliance by Lessee during such contest shall not be deemed a breach of the covenants contained in this numbered Article, provided that Lessee shaft indemnify Lessor against all liability for costs, expenses, claims, losses, damages, fines and penalties, including reasonable counsel fees, resulting from or reasonably incurred in connection with such contest and noncompliance. Lessee shall post a bond (or other security) with the appropriate governmental authority if, in Lessor’s reasonable judgment, the bringing of any such contest would adversely affect Lessor’s interest in the Premises.

(b) Lessor shall, at its sole expense, cause the Building to comply with all present and future laws, orders and regulations of the federal, state, county or municipal governments having jurisdiction over the Building or affecting environmental matters.

13. ALTERATIONS: Lessee, with Lessor’s prior written approval (not to be unreasonably withheld or delayed), shall have the right during the term of this Lease, at its own cost and expense, to erect and maintain signs and buildings and make such additions, changes and alterations in and to the demised Premises and to any building presently on or hereafter erected, made or installed on the demised Premises, as Lessee may from time to time elect. Lessee shall, at its own cost and expense, procure all permits and authorizations of all municipal departments and governmental subdivisions having jurisdiction and Lessor agrees to join in the application for such permits or authorizations whenever such action is necessary. Any change, addition, or alteration shall be in compliance with all applicable permits and authorizations and building and zoning laws, and with all other laws, ordinances, orders, rules and regulations and requirements of all Federal, State and municipal governments, departments, commissions, boards and offices, and any other body or bodies hereafter exercising similar functions. The costs of any such change, addition or alteration shall be paid for by the Lessee, so that the demised Premises shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the demised Premises. Should any lien be filed, Lessee agrees to cause same to be removed within ten (10) days after receipt from Lessor of a written notice requesting the removal thereof, either by paying the amount claimed or by filing a bond, or otherwise as permitted by law.

14. DAMAGE OR DESTRUCTION: (a) If the Premises shall be wholly or partially damaged or destroyed by fire or other cause, Lessee shall give prompt notice thereof to Lessor and Lessor agrees without unreasonable delay to rebuild, repair and restore the same at Lessor’s cost and expense to the condition, as nearly as practical, as they were immediately prior to such casualty. Notwithstanding the foregoing, if at the time of such casualty Lessee or Lessor determines, in its reasonable judgment, that it would take more than one hundred twenty (120) days for Lessor to restore, as aforesaid, then Lessee or Lessor may terminate this Lease on at least thirty (30) days’ prior written notice to the other party as of the date set forth in said notice, with the same force and effect as if said date were the date originally fixed for the termination of the term of this Lease. In any such case, any Base Rent and additional rent, if any, paid by Lessee shall be refunded by Lessor to Lessee, which obligation shall survive Lease termination. If the parties are unable to agree as to the Base Rent or additional rent to be paid or refunded, or as to the number of anticipated days to restore, they agree that the dispute shall be submitted determined and settled by appraisal as in this Lease set forth. Until the same shall have a completely rebuilt, repaired and restored all Base Rent and additional rent, if any, shall be apportioned and if not paid abated and if paid refunded, according to the part of the Premises thereafter usable by Lessee for the purposes for which they were used immediately prior to such damage or destruction.

(b) If the Building shall be damaged or destroyed by fire or other cause during the last two (2) years of the term or any extended term hereof to the extent that more than 50% of the aggregate square foot of the Building demised hereunder shall not be usable, then either party shall have the right on at least thirty (30)

days’ prior written notice to the other, to terminate this Lease as of a date set forth in said notice, with the same force and effect as if said date were the date originally fixed for the termination of the term of this Lease. In any such case, any excess Base Rent and additional rent, if any, paid by Lessee shall be refunded by Lessor to Lessee. If the parties are unable to agree as to the Base Rent or additional rent to be paid or refunded, or as to the usable square foot area remaining, they agree that the dispute shall be submitted, determined and settled by appraisal as in this Lease set forth. Notwithstanding the foregoing, if Lessor has given the notice of termination, such notice shall be deemed null and void and the obligations of the parties hereunder shall continue in full force and effect if Lessee, prior to the date of termination set forth in Lessor’s notice, shall notify Lessor, in writing, that Lessee is exercising its option, if any, to extend or renew the term of this Lease for the period of the option following immediately the normal expiration period of the then current term or extended term of this Lease.

15. CONDEMNATION: (a) In the event the Premises be taken over by any governmental or other duly constituted public or quasi-public authority by right of eminent domain, condemnation proceedings, sale in lieu thereof or otherwise, each party may appear in such action as its interest may appear. All prepaid Base Rents and prepaid additional rent, if any, however, shall be apportioned and returned to Lessee from the date possession is surrendered under such proceedings, unless this Lease shall have been sooner terminated as herein provided, in which event the prepaid Base Rent and additional rent, if any, shall be prorated and returned to Lessee as of the date of such termination.

(b) In the event any governmental or other duly constituted public or quasi-public authority shall so give official notice of its decision to take over permanently the Premises in its entirety, then this Lease shall terminate upon the date Lessee shall be deprived of possession of the Premises on account of such taking, without further obligation, except with respect to rental obligations and liabilities of Lessee under this Lease which have arisen with respect to the Premises prior to such date.

(c) In the event a portion of the Premises is taken by condemnation which, in Lessee’s good faith business judgment, renders the Premises remaining unsuitable for the conduct of Lessee’s business or which adversely affects the means of access thereto, or which adversely diminishes the parking portion of the Premises, then Lessee shall also have the right and option upon not less than thirty (30) days’ written notice to terminate this Lease at any time after such governmental or duly constituted public authority shall have elected to take over any part of said Premises under condemnation proceedings or otherwise; but Lessee’s right to recover damages from the person or body so taking said Premises under condemnation proceedings or otherwise shall not in any way be affected thereby. The institution of the suit or other proceedings for the taking over of said Premises shall constitute an election by such authority irrespective of when possession of the Premises is to be taken.

(d) If this Lease is not terminated due to a partial taking, then as of the date of the vesting of title in the condemnor, the Base Rent and additional rent herein shall be reduced in proportion that the value of the Premises taken bears to the value of the entire Premises immediately prior to said partial taking, and the Lessor shall repair and restore the Premises remaining as near as practical to the condition that existed prior to said taking at Lessor’s sole cost and expense. The award shall be equitably apportioned taking into account the respective parties’ interests.

16. LESSEE’S DEFAULT: If Lessee defaults in the payment of Base Rent or additional rent, or defaults in the performance of any of the other covenants and conditions of this Lease on its part to be performed Lessor shall give Lessee written notice of such defaults. If Lessee fails to cure any Base Rent or additional rent default within ten (10) days following Lessee’s receipt of such notice or other default within thirty (30) days after Lessee’s receipt of such notice (or if such other default(s) is of such a nature that it cannot be completely cured within such period, if Lessee does not commence such curing within such thirty (30) days and thereafter proceed with reasonable diligence to cure such default), then Lessor may terminate this Lease on not less than two (2) days’ prior written notice to Lessee, in the case of a non monetary default and no additional notice in the case of a monetary default, and on the date specified in said notice, Lessee’s right to the possession of the Premises shall cease. Lessor may lawfully re-enter the Premises or any part thereof, and repossess the same as of the former estate of Lessor and expel Lessee and those claiming under and through it and remove its effects, without being deemed guilty of any manner of trespass, and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant, and upon entry as aforesaid this Lease shall terminate, and Lessee covenants that in case of such termination it will indemnify Lessor against any and all loss of rent which Lessor shall have incurred by reason of such default on the part of Lessee.

17. CURING DEFAULTS: If either party is required to perform or comply with any agreement or provision hereof and shall fail to do so within the time provided therefor (or if no time is provided therefor then within thirty (30) days after written demand for compliance shall have been received by any party hereto from the other unless such default shall be of such nature that same cannot be completely cured within such thirty (30) day period but the curing thereof has been commenced within the said thirty (30) day period and shall thereafter be continued with reasonable diligence), then in each such case, upon the expiration of the time provided in this article for the performance or compliance therewith or for the curing of same, the party demanding compliance may perform and comply therewith for the account and at the expense of the party failing to do so; and the party failing to do so immediately upon receipt of an itemized invoice of the cost and expense thereof, agrees to promptly pay the reasonable cost and expense incurred by the other party hereto, with interest at the rate often (10%) percent per annum to the date payment is received. Should Lessee be the party failing to make such payment, the cost and expense thereof shall be charged to Lessee as additional rent, which shall be paid by the Lessee on the next rent payment date following the date of receipt by Lessee of such invoice, and in the event such additional rent shall not be paid when due, it may be collected in the same manner as is herein provided for the collection of rent. Should Lessor be the party failing to make such payment to Lessee then Lessee, without impairing or affecting any other of its rights, shall have the right to withhold payment of all Base Rent, and additional rent, if any, until Lessee has recouped all such costs and expenses, with interest as aforesaid, to the date full payment is received. In any such case if Lessor is in default hereunder, Lessee, without impairing or affecting any other rights it may have for damages or otherwise, shall have the right to cancel and terminate this Lease by giving written notice of Lessee’s election to do so; and upon giving such notice the life of this Lease shall cease and come to an end as of the date set forth in said notice, with the same force and effect as if the date set forth were the date originally fixed for the termination of the term and of any extended term thereof. In computing the time within which either party is required to comply with any covenant, agreement or provision of this Lease, there shall be excluded therefrom periods of reasonable delay on account of war, “Acts of God” and other unavoidable delays.

18. INTENTIONALLY OMITTED

19. TRADE FIXTURES: It is expressly understood and agreed that any and all pre-fabricated or portable buildings, signs, trade fixtures, machinery and equipment erected or installed at Lessee’s expense, whether or not attached to the Premises, shall remain the property of the Lessee and may be removed by Lessee at or before the expiration of the life of this Lease, including the period of any “holding over”;

provided Lessee repairs all damages caused by any such removal. Any such property not removed prior to the end of the term of this Lease shall become the property of Lessor unless Lessor, at least thirty (30) days prior to the end of the life of this Lease gives written notice to Lessee requiring the removal thereof; in which event Lessee agrees to remove same before this Lease expires and to repair all damages caused by such removal.

20. SUBLET / ASSIGNMENT: Lessee may not assign this Lease or sublet the Premises, or any portion thereof, to any person, firm, association, co-partnership or corporation without the consent of Lessor thereto, not to be unreasonably withheld or delayed. Lessor’s failure to approve or disapprove any sublet or assignment request by Lessee within five (5) business days following Lessor’s receipt of such request shall be deemed approval thereof. In the event of such assignment or subletting, Lessee shall remain liable for the performance of the terms and conditions hereof. Lessee may permit all, or any portion of the Premises, to be used and occupied by any division of Lessee, any subsidiary corporation, parent or affiliated corporation without same being deemed a sublet or assignment of this Lease.

21. SIGNAGE: Lessee may place any signs on or about the Premises or the Building, provided (i) Lessee shall conform with all applicable zoning ordinances regarding signage; and (ii) Lessor shall have approved such signage (such approval not to be unreasonably withheld or delayed).

22. HEAT: Lessor shall, at Lessor’s own cost and expense, provide the demised Premises with heating equipment in first class condition and repair and suitable for conveniently and economically heating the office space to Lessee’s reasonable satisfaction. The cost of heating the Premises shall be paid by Lessee.

23. LIGHT: Lessor shall, at Lessor’s own cost and expense, provide the necessary electric wiring and fixtures for properly lighting and air conditioning the demised Premises with a suitable meter and electric switches installed. All current for lighting and air conditioning shall be provided at the cost and expense of Lessee.

24. WATER: All charges for water used or consumed by Lessee on the Premises shall be paid by Lessee. Lessor, at its sole expense, shall supply hot water heaters, tanks and water meters, as required by Lessee.

25. HOLDING OVER: Any “holding over” by Lessee after the expiration of the term of this Lease shall be construed as a month-to-month extension of the life of this Lease on identical terms and conditions as contained herein (including rent) and such tenancy may be terminated by either party upon thirty (30) days’ written notice given to the other party.

26. INSURANCE: (a) Lessor agrees, at its sole cost, to procure and maintain during the initial term of this Lease and any Extension Term, policies of fire insurance for the insurable replacement cost of all buildings and improvements demised hereunder (including the Building), excluding excavations and foundations, with extended coverage endorsement and to include Lessee as an “additional insured”. Said policies shall be adjusted exclusively with Lessor and losses payable thereunder shall be paid solely to Lessor or to the mortgagee, if any, as their respective interests may appear; it being expressly intended that such insurance companies be not required, in any event, to make their checks payable to Lessee as one of the payees.

(b) Lessor and Lessee shall, at their sole respective costs, procure and maintain, during the initial term of this Lease and any Extension Term, commercial general liability insurance policies covering claims for personal and bodily injury, and property damage occurring on, in or about the Premises and the Building with limits of at least $1 million combined limit per occurrence.

27. INDEMNIFICATION: Lessor and Lessee shall each indemnify and save harmless the other and their respective parents, subsidiaries and affiliates from and against any suits, liabilities, damages, penalties, claims and expenses (including reasonable attorneys’ fees) which may be imposed upon or incurred by either of them arising out of the failure of Lessor or Lessee (as the case may be) to perform its respective obligations under this Lease or caused by the negligence or willful misconduct of either Lessor or Lessee (as the case may be) or their respective agents or employees. When the claim is caused by the joint negligence or willful misconduct of Lessee and Lessor (or their respective agents or employees), the duty to indemnify and save harmless shall be in proportion to each party’s allocable share of the joint negligence or willful misconduct. This indemnity shall survive expiration or termination of this Lease.

28. WAIVER OF SUBROGATION: Lessor and Lessee each hereby waive any and all rights of recovery against each other relating to property damage and bodily injury arising out of or in connection with the Lease, the Premises and the Building, whether or not such loss or damage is insured. Lessor and Lessee each agree to obtain an endorsement to their respective insurance policies permitting such waiver of subrogation and to pay the amount of any additional premium charged for such endorsement.

29. ENVIRONMENTAL: (a) Lessor represents and warrants to Lessee that the following statements are accurate as of the date hereof and will remain accurate as of the Commencement Date (i) the Premises are in full compliance with Environmental Laws; (ii) there has not been any Release of Hazardous Materials at the Premises or at the Park; (iii) there are no Hazardous Materials stored, located or present in, on or upon the Premises or the Park; (iv) neither the Premises nor the Park is subject to any Environmental Action; and (v) neither the Premises, the Park nor any personal property located thereon is subject to any Environmental Liens.

(b) Lessee shall have the right to conduct its own environmental site assessment (“ESA”) of the Premises to evaluate the environmental conditions of the Premises (the “Environmental Inspection Period”). If the ESA discloses environmental conditions which Lessee determines are unacceptable, then Lessor shall correct or remediate the environmental conditions and obtains a no-further action letter (“NFA”) or its equivalent from the appropriate governmental environmental agency indicating that no further remedial actions are required or recommended. Nothing contained herein (including, without limitation, Lessee’s failure to conduct an ESA or raise any issue pertaining to environmental matters) shall in any way constitute a waiver of, diminish or limit the provisions of Lessor’s indemnities in subsection (d) below.

(c) Lessee hereby agrees to defend, indemnify, and hold harmless Lessor from and against any Environmental Liabilities and Costs arising out of: (i) any Releases of Hazardous Materials at or from the Premises caused by Lessee’s operations during the term of the Lease; and (ii) any violations of Environmental Laws that are caused by Lessee’s operations during the term of the Lease. This indemnity shall survive termination of this Lease.

(d) Lessor hereby agrees to defend, indemnify, and hold harmless the Lessee from and against any Environmental Liabilities and Costs arising out of (i) any Releases of Hazardous Materials that occurred prior to the commencement date of this Lease; (ii) any violations of Environmental Laws or Environmental

Actions that are attributable to the Lessor’s acts or omissions; and (iii) any breach of any warranty or representation or covenant regarding environmental matters made by Lessor; and (iv) any Releases or threatened Releases of Hazardous Materials caused by Lessor. This indemnity shall survive expiration or termination of this Lease.

(e) Lessor releases Lessee from any liability arising out of Releases of Hazardous Materials in, on, about, or from the Park and the Premises caused by parties other than Lessee, or its employees, guests, agents or invitees.

(f) For the purposes of this section, the following definitions will apply:

“Environmental Actions” refers to any complaint, summons, citation, notice, directive order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental authority or any third party involving violations of Environmental Laws or Releases of Hazardous Materials from the Premises.

“Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et. seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et. seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et. seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et. seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et. seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Lien” means any lien, security interest, charge or other encumbrance for Environmental Liabilities and Costs incurred by a governmental authority or any third party.

“Environmental Liabilities and Costs” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action filed by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto the Premises.

“Hazardous Materials” shall include any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; petroleum and its refined products; polychlorinated biphenyls; any substance exhibiting a hazardous water characteristic, including but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and any raw materials, building components, including but not limited to, asbestos-containing materials and manufactured products containing hazardous substances.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) of Hazardous Materials into the environment.

“Remedial Action” means all actions taken to clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or any other actions authorized by 42. U.S.C. 9601.

30. ACCESS: Lessor shall have access to the Premises at all reasonable hours upon advance notice for the purpose of inspection and making repairs thereto and to exhibit Premises to prospective tenants or purchasers therefor. Lessor may at any time within thirty (30) days prior to the expiration of this Lease, or any extension or renewal thereof, display in a conspicuous place on Premises a “for rent” or “for sale” sign provided, however, that such sign shall be so placed as not to interfere with the business of Lessee.

31. WAIVER: The failure on the part of Lessor or Lessee to insist, at any time, upon the strict performance of any one or more of the provisions of this Lease shall not be deemed to be a waiver of any of the rights or remedies that the Lessor or Lessee may have, and shall not be deemed to be a waiver of any subsequent breach or default of the provisions of this Lease.

32. NOTICES: All notices required to be given hereunder shall be in writing and shall be mailed by nationally recognized overnight courier or certified mail, return receipt requested, registered mail, postage prepaid, to:

(a)	Notice to Lessor:

c/o C.H. Evans

PO Box 1686

Orangeburg, SC 29116

ATTN: Mr. Johnny Evans

(b)	Notice to Lessee:

Cendant Operations, Inc.

6 Sylvan Way

Parsippany, NJ 07054

ATTN: Legal Department

With a copy to:

Cendant Business Unit

__________________________

__________________________

__________________________

Notices shall be deemed effective upon receipt.

33. LESSOR’S COOPERATION: If any provision of law, act, rule, code, regulation, ordinance or other provision of any State, Municipal or other Governmental Department, Board, Bureau or Agency having jurisdiction over the Premises or any of the appurtenances thereunto belonging shall require that the owner of the Premises join in, consent to or institute any action, proceeding or application with respect to the exercise by Lessee of any right, not in violation of the terms of this Lease, for the enjoyment and use of the Premises or of any buildings or improvements now or hereafter thereon, or the appurtenances thereunto belonging. Lessor agrees, to the extent that same is reasonable, free of expense to Lessor, to give Lessor’s consent thereto and Lessee may institute such actions or proceedings and make such applications as shall be requisite for Lessee’s enjoyment and use of the Premises, and the appurtenances thereunto belonging. Lessee agrees that Lessor shall not ultimately be subjected to any liability for the payment of any cost or expense in connection with any such action, proceeding or application; and Lessee will indemnify and hold Lessor harmless from all such costs and expenses. All actions and proceedings shall be construed, all applications shall be made, and all instruments and documents required shall be prepared, by Lessee’s attorney at Lessee’s expense.

34. WORDS USED: The terms and words used herein (a) regardless of the number and gender specifically used shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter as the context of this Lease or any other section or clause herein may require, the same as if such words had been fully and properly written in the required number and gender, (b) “Premises” and “demised Premises” shall be deemed synonymous.

35. CAPTIONS: Captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease, nor the intent or content of any provision thereof.

36. QUIET POSSESSION: Lessor covenants that the said Lessee shall peaceable and quietly have, hold and enjoy the said Premises for the term aforesaid and any renewal or extended term hereof.

37. SUCCESSORS: The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns.

38. NO BROKER: Lessor and Lessee each represent that no broker was used to bring about this Lease. If any person shall assert a claim to a fee, commission or other compensation on account of alleged employment as a broker or finder or for performance of services as a broker or finder on behalf of Lessor or Lessee in connection with this Lease, the Lessor or Lessee, as the case may be, (a) shall indemnify and hold harmless the other party against and from any such claim and all costs, expenses, and liabilities incurred in connection with such claim or any action or proceeding brought thereon (including but without limitation, counsel and witness fees in defending against such claim), and (b) shall satisfy promptly any settlement or judgment arising from any such claim or any action or proceeding brought thereon.

39. SUBORDINATION: This Lease shall at all times be subject and subordinate to the lien of any mortgage now or hereafter placed upon the Premises, and to all advances made or hereafter to be made upon the security thereof provided Lessee’s absolute right to quiet enjoyment of the Premises demised hereby shall be maintained. Lessor shall use best efforts to provide Lessee with a Subordination, Non-Disturbance and Attornment Agreement, in form and substance reasonably acceptable to Lessee, executed by the holders of any existing and future mortgage on the Premises and executed by Lessee, stating that Lessee’s rights under this Lease will not be disturbed by the mortgage holder in the event of a foreclosure by the mortgage holder; and that Lessee shall attorn to such existing and future mortgage holder and provide such mortgage holder(s) with any notices of default that Lessee shall send to Lessor. Lessor agrees to deliver such an agreement executed by the holder of any mortgage to be placed upon the Premises in the future during the term of this Lease. Upon request of Lessor, Lessee agrees promptly to provide a Lessee estoppel letter in form reasonably acceptable to Lessee to any purchaser of the Premises or future mortgagee.

40. MEMORANDUM OF LEASE: Contemporaneously with the execution of this Lease, Lessor and Lessee shall execute a memorandum of lease in the form attached as Exhibit E. Lessee may, at Lessee’ cost, record the Memorandum of Lease in the land records of Orangeburg County. Upon expiration or earlier termination of this Lease, Lessee shall execute a termination of Memorandum of Lease in recordable form in form and substance reasonably acceptable to Lessor and Lessee. The cost of recordation of any such termination shall be bore by Lessor.

41. REGIONAL PARKWAY: Lessor has or will, prior to December 15, 1998 construct the road known as Regional Parkway (the “Road”). Lessor grants Lessee non-exclusive access to, and ingress and egress over, the Road for all purposes of pedestrian and vehicular traffic during the term of this Lease.

42. PARK COVENANTS: It is anticipated that Lessor may prepare and record restrictive covenants affecting the Park. To the extent required by law or as reasonably requested by Lessor, Lessee shall subordinate this Lease to such recorded covenants, provided that they do not conflict with the terms of this Lease or decrease Lessee’s rights or increase its obligations under this Lease.

IN WITNESS WHEREOF, Lessor and Lessee have duly signed, sealed and delivered this instrument as of the day and year first above set forth.

Witnesses:	LESSOR: FT. MOTTE PARTNERS, LLC

/s/ Witness

/s/ Witness	By:	/s/ John Evans
John Evans, Member

/s/ Witness	LESSEE:
CENDANT OPERATIONS, INC.

/s/ Witness	By:	/s/ Scott E. Forbes
	Name:	Scott E. Forbes
	Title:	EVP

EXHIBIT A

LEGAL DESCRIPTION OF CAROLINA REGIONAL PARK

(To be Attached)

All that certain piece, parcel, or tract of land, with any improvements thereon, situate, lying and being in Orangeburg County, South Carolina, and set forth and shown as 85.87 acres and 1-90 acres on a plat prepared for John P. Evans by Donald J. Smith, Jr., Inc., approved by Donald J. Smith, Jr., RLS, dated March 29, 1996, and recorded on September 26, 1996, in the Office of the RMC for Orangeburg County in Plat Book 72L at Page 187; all such metes, bounds, courses and distances as are shown on said plat are incorporated herein by reference. LESS, HOWEVER, 1.98 acres conveyed to Thompson Hospitality III, L.L.C., a Georgia limited liability company, by deed dated April 2, 1998, recorded in Deed Book 693 at page 137.

Being property conveyed to Fort Motte, L.L.C., a South Carolina limited liability Company, by deed of John P. Evans and Marion F. Moore, dated January 21, 1998, recorded January 28, 1998, in the aforesaid RMC Office in Deed Book 682 at page 129.

TMS #0195-00-00-099

EXHIBIT B

SITE PLAN OF CAROLINA REGIONAL PARK

(To be Attached)

EXHIBIT C

LEGAL DESCRIPTION OF ‘THE PREMISES

(To be Attached)

All that certain piece, parcel, or tract of land, situate, lying, and being in Orangeburg County, South Carolina, containing 5.138 acres, more or less, and bounded and measuring as follows: On the Northeast by Regional Parkway, measuring thereon 364 feet, more or less; on the Southeast by property of Ft. Motte Partners, measuring thereon 638 feet more or less; on the Southwest by property of McLean, measuring thereon 325 feet, more or less; and on the Northwest by property of Ft. Motte Partners, measuring thereon 631 feet, more or less.

R/W
77.48
EXISTING
47.0'
NE 365'
160.00'
67.00
240.00'
SEWER
SE 638'
SW 325'

EXHIBIT D

PLANS AND SPECIFICATIONS

1.	Site Plan for New Call Center for Cendant prepared by Wash, Hatem and Nelson, Project Number 98110, issued May 29, 1998 (Sheet Number SP-1); Floor Plan (Sheet Number A.1; Elevations (Sheet Number A.2); Interior Elevations (Sheet Number A.3); Enlarged Toilet Plans, Toilet Elevations, Toilet Accessories Schedule (Sheet Number A.4).

2.	Foundation Plan prepared by Merv Poston, P.E., Structural Engineer, dated May 25, 1998, Sheet S-1 and Foundations, Sections and Details, Sheet S-2

3.	Lighting Plans prepared by Holiday Cohen and Associates dated May 1998 Sheet Number E-1 (Lighting); E-2 (Power); E-3 (Telephone/Data); E-4 (Lighting).

4.	Plumbing Floor Plan prepared by Mechanical Design, Inc. and Hill Plumbing and Electric Company, Project Number 981214 dated May 8, 1998; (Sheet Number P-1) And 1/4 Scale Plumbing Floor Plan, Details and Schedules (Sheet Number P-2).

5.	HVAC Duct Work/Floor Plan prepared by W.B.G dated May 21, 1998, Job Number 98-25 (Sheet M.1) and Gas Piping/Floor Plan (Sheet M.2); HVAC Schedules (Sheet M.3).

EXHIBIT D-l

CHANGES REQUIRED TO PRELIMINARY PLANS

1.	Additional a/c ducts required

2.	A/C cfm’s must be adjusted in a couple of areas

3.	Stalls must be spaced differently in men’s restroom

4.	Lighting plan incorrect (lighting configuration is wrong)

5.	Require a door sample for each type of door being put in

6.	The specs need to include a general statement that mandates that all materials utilized are new

7.	One copier receptacle is missing

8.	All gatekeeper receptacles are missing

9.	Electrical plan has modifications (outlets need shifted on wall, height is wrong, etc.)

10.	Wall clock receptacles not reflected

11.	Future parking expansion needs to be indicated

12.	Require sample fixtures or more detailed specs

13.	Data and voice jack plan is incorrect (dual jacks are shown as 2 singles, wall phones not in proper locations, etc.)

EXHIBIT E

MEMORANDUM OF LEASE

STATE OF SOUTH CAROLINA	)
	)	MEMORANDUM OF LEASE
COUNTY OF ORANGEBURG	)

WHEREAS, by Lease Agreement entered into the          day of June, 1998, Ft. Matte Partners, L.L.C. (Lessor), has granted, demised, and leased unto Cendant Operations, Inc. (Lessee), those certain premises located in the County of Orangeburg, State of South Carolina, being described on Exhibit A attached hereto and incorporated herein by reference; and

WHEREAS, the Premises herein described have been leased for a term of ten (10) years, commencing June, 1998, with the right of Lessee to extend me Lease for two (2) terms of five (5) years each in Lessee’s sole discretion.

NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that for and in consideration of the rents, conditions, and obligations to be performed by Lessee and the covenants and warranties by Lessor, the receipt and sufficiency of which are hereby acknowledged, Lessor does hereby demise unto Lessee, and Lessee does hereby hire from Lessor, subject to the provisions of that certain Lease Agreement, said instrument being incorporated herein by reference as if fully set forth herein, Lessor and Lessee have caused these presents to be executed for the purposes of evidencing said Lease and providing record notice to all concerned by hereby recording this Memorandum in the R.MC.’s Office of the County of Orangeburg, State of South Carolina.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed this          day of                     , 19    .

STATE OF SOUTH CAROLINA	)
)
COUNTY OF	)

PERSONALLY appeared before me                                          who, being duly sworn, says that _he saw the above-named                                          sign, seal and as his act and deed deliver the within Memorandum of Lease, and that _he with                                  witnessed the execution thereof.

SWORN to and subscribed before me

this          day of                  , 19    .

(L.S.)
Notary Public for South Carolina

My Commission Expires:

STATE OF SOUTH CAROLINA	)
)
COUNTY OF	)

PERSONALLY appeared before me                                          who, being duly sworn, says that _he saw the above-named                                          , Lessee, sign, seal and as his act and deed deliver the within written Lease for the uses and purposes therein stated, and that _ he with                                      witnessed the execution thereof.

SWORN to and subscribed before me

this          day of                  , 19    .

(L.S.)
Notary Public for South Carolina

My Commission Expires:

WITNESS:	LESSOR:
FT. MOTTE PARTNERS, LLC

/s/ Witness	BY:	/s/ John Evans
JOHN EVANS, MEMBER

LESSEE:
CENDANT OPERATIONS, INC.

BY:

NAME:

TITLE:

All that certain piece, parcel, or tract of land, situate, lying, and being in Orangeburg County, South Carolina, containing 5.138 acres, more or less, and bounded and measuring as follows: On the Northeast by Regional Parkway, measuring thereon 364 feet, more or less; on the Southeast by property of Ft. Motte Partners, measuring thereon 638 feet, more or less; on the Southwest by property of McLean, measuring thereon 325 feet, more or less; and on the Northwest by property of Ft. Motte Partners, measuring thereon 631 feet, more or less.

Together with the Non Exclusive right of the Lessee to access, ingress and egress over and across the portion of Regional Parkway from Cit_del Road to the curb cut onto the leased site (all the above collectively referred to herein and in the Lease as the “Premises”)

UNCONDITIONAL GUARANTY OF LEASE

In consideration of Ft. Motte Partners, L.L.C., a South Carolina limited liability company (hereinafter called “Lessor”), leasing to Cendant Operations, Inc. (hereinafter called “Lessee”), the property described in the attached Lease, the undersigned (hereinafter called “Guarantor”) jointly and severally unconditionally guarantees to Lessor, its successors and assigns, the payment on the dates the same shall fall due of all rentals and other obligations payable under the terms of said Lease and the performance of all obligations of the Lessee under said Lease at the time and manner provided therein (said rentals and obligations hereinafter sometimes referred to collectively as “Liabilities”). The Guarantor acknowledges that it shall be jointly and severally liable hereunder and the Lessor may seek payment from the Guarantor at its option.

In the event any legal action is commenced to enforce the provisions of this Guaranty, then in such event, the prevailing party shall be entitled to recover a reasonable attorney’s fee for its attorney and any costs incurred in connection therewith.

The Guarantor agrees that Lessor may, from time to time, either before or after any default by Lessee, without further notice to the Guarantor, grant such indulgences and compromises as Lessor deems advisable or expedient. And, in explanation of the foregoing but not in limitation thereof, neither the granting of extensions of time to Lessee for performance of any of Lessee’s obligations under the Lease, nor Lessor’s failure to avail itself promptly of any remedies it may have in the event of default under said Lease, nor any modifications or amendments of any portion thereof, provided the Guarantor’s liability shall not be increased thereby, nor any permitted assignment or subletting by Tenant shall affect this Unconditional Guaranty of Lease.

This is a guaranty of the payment and performances of Lessee’s liabilities and not of collection, and the Guarantor further waives any rights to require Lessor to bring any action against Lessee or any other person or to require that resort be had to any security.

The Guarantor further specifically agrees that her/his liability hereunder shall not be diminished in any manner, including but not limited to bankruptcy by the Lessee or its successors or assigns.

The Guarantor acknowledges that the within Lessor is entering into the Lease with the Lessee based on this Unconditional Guaranty of Lease being executed by Guarantor to Lessor. Guarantor acknowledges that the Lessee is a wholly-owned subsidiary of the Guarantor and further acknowledges that the entering into of the Lease will benefit the Guarantor.

Notwithstanding anything to the contrary herein contained, this Unconditional Guaranty of Lease shall remain in full force and effect during the term or any extensions of the aforesaid Lease. The Guarantor does hereby acknowledge that this Unconditional Guaranty of Lease is binding upon its successors or assigns.

Any notices or correspondence to the Guarantor shall be sent to Cendant Finance Holding, Inc., 6 Sylvan Way, Parsippany, NJ 07054, Attn: Legal Dept.

WITNESSES:	CENDANT FINANCE HOLDING, INC.

/s/ Witness	BY:	/s/ Scott Forbes	(SEAL)

/s/ Witness	ITS:
AND DULY AUTHORIZED SIGNATORY

STATE OF NEW JERSEY	)
)
COUNTY OF _______	)

PERSONALLY appeared before me the undersigned witness, who, being duly sworn, says that s/he saw the within-named Cendant Finance Holding, Inc. by Scott Forbe, its Exec VP sign, seal and as its act and deed, deliver the foregoing Unconditional Guaranty of Lease for the uses and purposes therein stated, and that s/he with the other witness whose signature appears above, witnessed the execution thereof.

/s/ Witness

SWORN TO before me this

25 day of June, 1998.

/s/    Notary Public                                    (L.S.)

Notary Public for ______________________________

My Commission Expires:	IRENE BORGENICHT
NOTARY PUBLIC OF NEW JERSEY
My Commission Expires Aug. 24, 1998

STATE OF SOUTH CAROLINA	)
	)	MEMORANDUM OF LEASE
COUNTY OF ORANGEBURG	)

WHEREAS, by Lease Agreement entered into the 25 day of June, 1998, Ft. Motte Partners, L.L.C. (Lessor), has granted, demised, and leased unto Cendant Operations, Inc. (Lessee), those certain premises located in the County of Orangeburg, State of South Carolina, being described on Exhibit A attached hereto and incorporated herein by reference; and

WHEREAS, the Premises herein described have been leased for a term of ten (10) years, commencing June, 1998, with the right of Lessee to extend the Lease for two (2) terms of five (5) years each in Lessee’s sole discretion.

NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that for and in consideration of the rents, conditions, and obligations to be performed by Lessee and the covenants and warranties by Lessor, the receipt and sufficiency of which are hereby acknowledged, Lessor does hereby demise unto Lessee, and Lessee does hereby hire, from Lessor, subject to the provisions of that certain Lease Agreement, said instrument being incorporated herein by reference as if fully set forth herein, Lessor and Lessee have caused these presents to be executed for the purposes of evidencing said Lease and providing record notice to all concerned by hereby recording this Memorandum in the R.M.C.’s Office of the County of Orangeburg, State of South Carolina.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed this 25 day of June, 1998.

WITNESS:	LESSOR:
FT. MOTTE PARTNERS, LLC

/s/ Witness	BY:	/s/ John Evans
JOHN EVANS, MEMBER
/s/ Witness

/s/ Witness	LESSEE:
CENDANT OPERATIONS, INC.
/s/ Witness
	BY:	/s/ Scott E. Forbes

	NAME:	Scott E. Forbes

	TITLE:	EVP

STATE OF SOUTH CAROLINA	)
)
COUNTY OF RICHLAND	)

PERSONALLY appeared before me Pamela E. Lawrence who, being duly sworn, says that she saw the above-named Ft. Motte Partners, LLC sign, seal and as his act and deed deliver the within Memorandum of Lease, and that she with Frank E. Robinson, II witnessed the execution thereof.

/s/ Pamela E. Lawrence

SWORN to and subscribed before me

this 22nd day of June, 1998.

(L.S.)
Notary Public for South Carolina

My Commission Expires:1-11-2000

STATE OF NEW JERSEY	)
)
COUNTY OF __________	)

PERSONALLY appeared before me Susan Horowitz who, being duly sworn, says that she saw the above-named Scott Forbes, Lessee, sign, seal and as his act and deed deliver the within, written Lease for the uses and purposes therein stated, and that she with Irene Borgenicht witnessed the execution thereof.

/s/ Susan Horowitz

SWORN to and subscribed before me

this 25 day of June, 1998.

/s/ Notary Public	(L.S.)
Notary Public for South Carolina
IRENE BORGENICHT
NOTARY PUBLIC OF NEW JERSEY

My Commission Expires: Aug. 24, _____

All that certain piece, parcel, or tract of land, situate, lying, and being in Orangeburg County, South Carolina, containing 5.138 acres, more or less, and bounded and measuring as follows: On the Northeast by Regional Parkway, measuring thereon 364 feet, more or less; on the Southeast by property of Ft. Motte Partners, measuring thereon 638 feet, more or less; on the Southwest by property of McLean, measuring thereon 325 feet, more or less; and on the Northwest by property of Ft. Motte Partners, measuring thereon 631 feet, more or less.

Together with the non-exclusive right of the Lessee to access, ingress and egress over and across the portion of Regional Parkway from Citndel Road to the curb cut onto the leased site (all the above collectively referred to herein and in the Lease as the “Premises”)

LEASE ADDENDUM NUMBER ONE

Ft. Motte Partners L.L.C., a South Carolina limited liability company (as “Lessor”) and Cendant Operations, Inc. (as “Lessee”) entered into a Lessee, dated as of June 25, 199_ for Premises (as defined in the L______) located at 179 Regional Parkway, near or in the City of Orangeburg, South Carolina. A “Memorandum Of Lease” was recorded in the Office of the Register Of Deeds for Orangeburg County, South Carolina on July 7, 1998, in Deed Book 706 at Page 291.

The parties to the Lease are now _______ of amending the lease in the following particulars:

1.	Delete the existing subparagraph 4 (a)(i) on page 3 of the Le____ which currently states: “(i) $8.00 per square foot or...” and insert in lieu thereof the following: “(i) $8.25 per square foot or...”

2.	Delete the existing subparagraph 5(i) on page 5 of the Lease which currently states: “(i) $____ per square foot or....” and insert in lieu thereof the following: “(i) $9.05 per square foot or....”

3.	Subparagraph 6(a) on page 5 of the Lease entitled “Base Rent” is hereby deleted and the following is hereby inserted in lieu thereof.

6. RENTAL: (a) Base Rent: Le______ agrees to pay to the Le____, for the ____ and occupancy of the Pre_____ Base Rent as follows: (i) for the first consecutive twelve (12) month period starting with the Commencement Date: $7.50 per square foot of the Building; (ii) for the consecutive twelve (12) month period commencing with the first anniversary of the Commencement Date $7.50 per square foot of the Building; (iii) for the consecutive twelve (12) month period commencing with the second anniversary of the Commencement Date; $7.55 per square foot of the Building; (iv) for the consecutive twelve (12) month period commencing with the third anniversary date of the Commencement Date; $7.65 per square foot of the Building; and (v) for the consecutive sixty (60) month period commencing with the fourth anniversary of the Commencement Date and ending with the Expiration Date; $7.75 per square foot of the Building.

Base Rent shall be paid monthly in advance, on the first business day of each and every calendar month during the term of this Lease at the address of the Lessor first above __ forth or at each other address as Lessor may hereafter designate in writing. At Lessor’s request, Lessee will wire transfer the Base Rent to Lessor provided Lessor ________ Lease with written wire transfer instructions as to the particular financial institution and account to which the funds should be directed. If the term of this Lease shall begin or end on a day other than the first or last day of a calendar month, all Base Rent, and additional rent if any, payable hereunder shall be ______ and paid on a daily basis for any such months.

* All other terms of the Lease which are not specifically deleted, modified, or amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly signed, sealed and delivered this instrument this      day of December 1998.

Witnesses:	LESSOR:
/s/ Witness	FT. MOTTE PARTNERS, LLC

/s/ Witness	By:	/s/ John Evans	(seal)
John Evans, Member

*4.	Section 3 (TERM) shall be modified to reflect that the Commencement Date is December 7, 1998 and the Expiration Date is December 31, 2008.

5.	Lessor agrees that all rent shall be abated for the period from the Commencement Date to December 27, 1998. Base Rent for December, 1998 shall be $2,966.52.

6.	The parties agree the rentable area of the Building is 36,785 sf.

/s/ Susan Horowitz	LESSEE:
/s/ Donna L. Madsen	CENDANT OPERATIONS, INC.

	By:	/s/ Lessee (seal)
	Name:	Name
	Title:	VP-Finance

CENTDANT FINANCE HOLDING, INC. as guarantor of the Lease does hereby ___________ and agree to the changes reflected in this “AMENDMENT NUMBER ONE TO LEASE” and agrees to be bound hereby.

Witnesses:	CENTDANT FINANCE HOLDING, INC.

/s/ Witness	By:	/s/ Guarantor (seal)
/s/ Witness	Name:	Name
	It’s:	and duly authorized signatory

ASSIGNMENT AND ASSUMPTION OF LEASE

This Assignment and Assumption of Lease (the “Agreement”) is made as of the 15th day of April, 2000 by and between CENDANT OPERATIONS, INC., a Delaware corporation, having its principal address at 6 Sylvan Way, Parsippany, New Jersey 07054 (“Assignor”), CENDANT FINANCE HOLDING, INC., a Delaware corporation, having its principal address at 6 Sylvan Way, Parsippany, New Jersey 07054 (“Assignor’s Guarantor”), TRX, INC, a Georgia corporation, having its principal office at 6 West Druid Hills Drive, Atlanta, Georgia 30329 (“Assignee”), and FT. MOTTE PARTNERS, L.L.C., a South Carolina limited liability company, having its principal address at C/O C.H. Evans, Post Office Box 1686, Orangeburg, South Carolina 29116 (“Landlord”).

W 1 T N E S S E T H:

WHEREAS, pursuant to a lease agreement dated as of June 25, 1998 between FT. Motte partners, L.L.C., a South Carolina limited liability company, as landlord (“Landlord”), and Assignor, as tenant, pursuant to which Landlord leases to Assignor certain premises (the “Premises”) as more particularly described in the lease, including any and all amendments, modifications and addenda (the “Lease”); and

WHEREAS, Assignor desires to assign all of its right, title and interest in the Lease to Assignee, Assignee desires to accept such assignment and Landlord agrees to consent to same, all in accordance with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Assignor hereby assigns and transfers all its right, title and interest in and to the Lease to Assignee to have and to hold the same from the “Effective Date”, which shall be defined as July 1, 2000 or such other date as the Assignor and Assignee shall close on that certain Asset Purchase Agreement dated as of April 14, 2000, for all of the remainder of the term of the Lease, subject to all the terms, covenants, conditions and provisions therein contained.

2. Assignee hereby accepts the foregoing assignment from Assignor and hereby assumes and agrees to perform, from and after the Effective Date, all of the terms, covenants, conditions and provisions of the Lease, as though the Assignee were the original signatory of the Lease. From and after the Effective Date, Assignee shall make all payments of rent, additional rent any and all other sums due under the Lease directly to Landlord or any third party, in accordance with the terms of the Lease.

3. From and after the Effective Date, Assignee indemnifies and holds Assignor and Assignor’s Guarantor harmless from and against any and all loss, claim, damage or expense, including reasonable attorneys’ fees and costs, which Assignor and/or Assignor’s Guarantor may suffer, incur or expend, arising out of any claims related to the Lease or a default thereunder or any claims related to the Premises which pertain to events, acts or omissions on or subsequent to the Effective Date.

Subject to paragraphs 4 and 5 below, Landlord agrees that the Assignee will not be liable to the Landlord for any acts or omissions of Assignor under the Lease prior to the Effective Date.

4. To the extent that Assignor has fully performed under the Lease as of the Effective Date (assuming Landlord has received the Assignment Fee, as hereinafter defined), Assignor’s liability for the performance and observance of the representations, covenants and conditions in the Lease shall terminate on the Effective Date. Landlord shall have 15 days from the Effective Date of this Agreement and receipt of the Assignment Fee to provide Assignor with written notice that it has not fully performed under the Lease as of the Effective Date. If Landlord does not tender such notice to Assignor within the 15 days, then the termination of liability in this paragraph 4 shall be full, final and unconditional.

5. As of the Effective Date, and to the extent Assignor has fully performed under the Lease as of the Effective Date (assuming Landlord has received the Assignment Fee), Landlord does hereby forever release, discharge and relieve, Assignor, Assignor’s Guarantor, Cendant Corporation, and each of their respective subsidiaries, affiliates, officers, agents, employees and their respective successors, predecessors and assigns from and against all claims, obligations and liabilities of every kind and nature whatsoever arising out of, or in connection with the Lease, the Premises, the building and/or the real property related thereto. Landlord shall have 15 days from the Effective Date of this Agreement and receipt of the Assignment Fee to provide Assignor with written notice that it has not fully performed under the Lease as of the Effective Date. If Landlord does not tender such notice to Assignor within the 15 days, then the release set forth in this paragraph 5 shall be full, final and unconditional.

6. In full consideration for, among other things, Landlord’s release as set forth in paragraphs 4 and 5, Assignor shall pay to Landlord, by wire transfer, the sum of $402,795.75 (the “Assignment Fee”) on or before the Effective Date. This Agreement shall be null and void in the event the Assignment Fee is not paid to Landlord as required herein and Assignor and Assignor’s Guarantor shall continue to be obligated under the Lease as if this Agreement had not been executed and delivered between the parties.

7. Assignee and Assignor represent and warrant to each other that each has not engaged a broker in connection with this Agreement and each agrees to defend,

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indemnify and hold the other harmless from any and all claims, liabilities, losses, damages, costs and expenses (including reasonable attorneys’ fees and other costs of defense) arising out of a breach of this representation and warranty.

8. This Agreement is subject to the terms and provisions of the Lease, all of which are incorporated herein by this reference.

9. This Agreement may not be changed, modified, discharged or terminated orally or in any other manner except for an agreement in writing signed by the parties hereto or their respective successors and/or assigns.

10. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their personal representatives, successors and assignees.

11. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall collectively constitute one and the same instrument.

12. This Agreement shall be governed by the laws of the State of South Carolina.

13. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Lease.

14. This Agreement is subject to and dependant upon Assignor and Assignee’s closing on the Asset Purchase Agreement referenced in paragraph 1 above.

END OF DOCUMENT – SIGNATURES APPEAR ON NEXT PAGE FOLLOWING

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IN WITNESS WHEREOF, Assignor, Assignor’s Guarantor, Assignee and Landlord have executed this Agreement as of the date first above written.

WITNESSES:	ASSIGNOR:

CENDANT OPERATIONS, INC.,
a Delaware corporation

/s/ Witness	BY:	/s/ Guy T. Gray		(SEAL)
		Name:	Guy T. Gray
/s/ Witness		Title:	SVP Call Centers and
authorized signatory

WITNESSES:	ASSIGNOR’S GUARANTOR:

CENDANT FINANCE HOLDING, INC.,
a Delaware corporation

/s/ Witness	BY:	/s/ C. Patteson Cardwell		(SEAL)
		Name:	C. Patteson Cardwell
/s/ Witness		Title:	VP and Assistant Sec. and
authorized signatory

WITNESSES:	ASSIGNEE:

TRX, Inc.,
a Georgia corporation

/s/ Witness	BY:	/s/ Timothy J. Severt		(SEAL)
Name:
/s/ Witness		Title:	EVP of Administration and
authorized signatory

WITNESSES:	LANDLORD:

FT. MOTTE PARTNERS, L.L.C.,
a South Carolina limited liability company

/s/ Witness	BY:	/s/ John Evans		(SEAL)
		Name:	John Evans
/s/ Witness		Title:	Member and
authorized signatory

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